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                                   EXHIBIT 5.1
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                        OPINION OF BENESCH, FRIEDLANDER,
                             COPLAN & ARONOFF P.L.L.

                                   (attached)


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                                                                     EXHIBIT 5.1
                                                                     -----------



                                January 27, 1997




Board of Directors
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, Illinois  60631

Ladies and Gentlemen:

         Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (the "Registration Statement") with respect to 2,200,000 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), to be issued from time to time pursuant to the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation and the 1996 Non-Employee Directors' Stock Option Plan of Bally Total Fitness Holding Corporation (collectively, the "Plans"). Capitalized terms not defined in this letter have the meanings given to them in the Plans.

         You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company's Restated Certificate of Incorporation, as amended, and the Registration Statement.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

         We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware.

         This opinion is being rendered to you as of today. The opinions expressed herein assume that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly, as they relate to corporate authority and the Company's good standing under Delaware


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law. We have assumed the Company will remain in good standing as a Delaware corporation at all times when shares of Common Stock are sold pursuant to the Plans.

         On the basis of and in reliance on the foregoing, we are of the opinion that:

         (1) The Shares of the Common Stock to be issued pursuant to the Plans, when and if issued in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

         (2) The Shares of the Common Stock received pursuant to the Plans have been legally issued and are fully paid and nonassessable.

         The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. The opinion may not be relied upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                                   Very truly yours,



                                                   BENESCH, FRIEDLANDER,
                                                   COPLAN & ARONOFF P.L.L.